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                                                                    Exhibit 99.1


[ROCHE AND MEMORY PHARMACEUTICALS LETTERHEAD]


Media Release

Basel, Switzerland and Montvale, NJ-  10 August, 2004


Roche and Memory Pharmaceuticals announce research extension of PDE4
Collaboration

Roche and Memory Pharmaceuticals Corp. (NASDAQ: MEMY) today announced a two year extension of their PDE4 collaboration under their 2002 agreement. Under the extended agreement, Roche is committed to a minimum of 18 month's funding of Memory's research efforts in the amount of $5,250,000.

"Our decision to extend and expand the collaboration reflects the productivity we have already achieved, since we began our relationship with Roche in 2002," said Tony Scullion, Chief Executive Officer, Memory Pharmaceuticals. "This collaboration enables Memory to further develop a promising target with one of the pharmaceutical industry's most respected leaders in CNS research and development, while maintaining our entrepreneurial culture."

"Our relationship with Memory has evolved from a licensing deal in 2002 to a broad partnership looking at a number of diseases of the central nervous system," said Peter Hug, Roche's Global Head of Pharma Partnering. "This agreement builds on a strong partnership in an important area of research."

About Memory

Memory Pharmaceuticals Corp., a biopharmaceutical company, is focused on developing innovative drugs for the treatment of debilitating CNS disorders such as Alzheimer's disease, depression, schizophrenia, vascular dementia, Mild Cognitive Impairment, and memory impairments associated with aging. For additional information, please visit our website at

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http://www.memorypharma.com.

About Roche as a Partner

Roche is a valued partner to around 50 companies worldwide. In 2003, Roche led the pharmaceutical industry in the number of product deals signed, bringing 10 potential products into the company, including a new antibiotic, a novel treatment for rheumatoid arthritis, and an exciting cardiovascular compound. Roche's alliance strategy is to enable our partners to grow through a flexible and collaborative approach. Partners, such as Memory, have responded to this strategy by developing and advancing their strategic alliances with Roche.

About Roche

Headquartered in Basel, Switzerland, Roche is one of the world's leading innovation-driven healthcare groups. Its core businesses are pharmaceuticals and diagnostics. Roche is number one in the global diagnostics market, a leading supplier of pharmaceuticals for cancer and a leader in virology and transplantation. As a supplier of products and services for the prevention, diagnosis and treatment of disease, the Group contributes on a broad range of fronts to improving people's health and quality of life. Roche employs roughly 65,000 people in 150 countries. The Group has alliances and R&D agreements with numerous partners, including majority ownership interests in Genentech and Chugai.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the risks and uncertainties associated with: conducting preclinical and clinical trials of the company's drug candidates that demonstrate these candidates' safety and effectiveness; obtaining regulatory approvals to conduct clinical trials and to commercialize our drug candidates; the company's dependence on its collaborations with Roche; the company's ability to enter into and maintain collaborations with third parties for its other early stage drug development programs; achieving milestones under the company's collaborations; protecting the intellectual property developed by or licensed to the company; and obtaining additional financing to support the company's R&D and clinical activities and other operations. These and other risks are described in greater detail in the company's filings with the Securities and Exchange Commission. Memory Pharmaceuticals may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. The company disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.


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
Contacts:
Roche- Europe                                              Memory Pharmaceuticals
Sabrina Oei                 Maria Payne                    Gardiner Smith              Fern Lazar
Pharma Partnering           De Facto Communications        Memory Pharmaceuticals      Lazar Partners
Tel: +41 61 688 9358        Tel: +44 (0) 207 940 1000      Tel: (201) 802-7100         Tel: (212) 867-1762
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                                      ENDS


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